UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2007

Community Bankers Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-32590	20-2652949
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9912 Georgetown Pike, Ste D203 Great Falls, VA	22066
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 759-0751

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 5, 2007, Community Bankers Acquisition Corp. (the “Company” or “CBAC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TransCommunity Financial Corporation (“TFC”). The Merger Agreement sets forth the terms and conditions of the Company’s acquisition of TFC through the merger of TFC with and into the Company (the “Merger”). TransCommunity Bank, N.A., a wholly owned subsidiary of TFC, will become a wholly owned subsidiary of the surviving company in the Merger.

Under the terms of the Merger Agreement, the Company will issue to the shareholders of TFC, for each share of TFC’s common stock that they own, 1.4200 shares of the Company’s common stock (the “Exchange Ratio”), subject to adjustment as described below. If the daily average closing price for the Company’s common stock for the 20 consecutive days of trading in such stock ending five days before the closing date is less than $7.42, the Company will increase the Exchange Ratio to the quotient obtained by dividing $10.5364 by such daily average closing price.

In addition, at the effective time of the Merger, each outstanding option to purchase shares of TFC’s common stock under any of TFC’s stock plans shall vest pursuant to its terms and shall be converted into an option to acquire the number of shares of CBAC’s common stock equal to the number of shares of common stock underlying the option multiplied by the Exchange Ratio. The exercise price of each option will be adjusted accordingly.

The Merger Agreement also provides for the headquarters of the CBAC to move to the headquarters of TFC. Following the consummation of the Merger, the Board of Directors of the surviving company will consist of 10 directors, four of whom will be nominated by CBAC and six of whom will be nominated by TFC. In addition, the chief executive officer and chief financial officer of TFC will take those positions with the surviving company, and the chief executive officer of CBAC will become the surviving company’s chief strategic officer.

Consummation of the Merger is subject to a number of customary conditions including the approval of the Merger by the shareholders of each of TFC and CBAC and the receipt of all required regulatory approvals. In addition, closing of the transaction is also conditioned on holders of fewer than 20% of the shares of CBAC common stock voting against the transaction and electing to convert their CBAC common stock into cash. The Merger is expected to be completed in the fourth quarter of 2007. Pursuant to the Merger Agreement either party may terminate the Agreement in the event the Merger is not consummated by May 31, 2008. As a result of the execution of the Merger Agreement, pursuant to CBAC’s certificate of incorporation, it has until June 7, 2008 to complete the transaction before it would otherwise be required to liquidate.

A copy of the Merger Agreement is being filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 1.01. The description of the Merger Agreement above is a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement has been included to provide information regarding the terms of the Merger. It is not intended to provide any other factual information about the Company. Such information can be found in the other public filings that the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Merger Agreement contains representations and warranties the parties made to each other. The assertions embodied in those representations and warranties by the Company are qualified by information in the confidential disclosure schedules attached to the Merger Agreement. While the Company does not believe that these schedules contain information that securities laws require it to disclose publicly, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, the representations and warranties should not be relied on as characterizations of the actual state of facts, since they may be modified in important part by the underlying disclosure schedules.

Each director and executive officer of TFC entered into a Support Agreement with CBAC and TFC in connection with the execution of the Merger Agreement. In the Support Agreement, each individual agreed to vote the shares that he or she owns in favor of the Merger and against any competing transactions, as described in the Support Agreement, that may arise. In addition, each individual agreed to not transfer such shares as provided in the Support Agreement. A copy of the Support Agreement is being filed as Exhibit C to the Merger Agreement and is incorporated by reference into this Item 1.01.

A copy of the Company’s press release announcing the Merger Agreement is being filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 5, 2007, by and between Community Bankers Acquisition Corp. and TransCommunity Financial Corporation.

99.1	Press Release dated September 6, 2007, announcing execution of the Merger Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Great Falls, Commonwealth of Virginia, on the 7th day of September, 2007.

COMMUNITY BANKERS ACQUISITION CORP.

By: /s/ Gary A. Simanson
Gary A. Simanson
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of September 5, 2007, by and between Community Bankers Acquisition Corp. and TransCommunity Financial Corporation

99.1	Press Release dated September 6, 2007 announcing execution of the Merger Agreement